UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 19, 2016 (September 16, 2016)

ALCOA INC.

(Exact name of Registrant as specified in its charter)

Pennsylvania	1-3610	25-0317820
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

390 Park Avenue, New York, New York		10022-4608
(Address of Principal Executive Offices)		(Zip Code)

Office of Investor Relations     212-836-2674

Office of the Secretary              212-836-2732

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 16, 2016, Alcoa Inc. (the “Company”) entered into an amendment (the “Amendment”), dated September 16, 2016, to its Five-Year Revolving Credit Agreement, dated as of July 25, 2014 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), by and among the Company, a syndicate of lenders and issuers named therein, Citibank, N.A., as administrative agent for the lenders and issuers, and JPMorgan Chase Bank, N.A., as syndication agent. The Amendment was entered into (i) to permit the “Separation Transaction” (as defined in the Amendment) and (ii) to amend certain terms of the Credit Agreement, to become effective on the “Separation Transaction Effective Date” (as defined in the Amendment), as follows:

•	the existing financial covenant in the Credit Agreement, which is currently based upon the Consolidated Net Worth (as defined in the Credit Agreement) of the Company and its consolidated subsidiaries, will be replaced. The Company will be required to maintain a ratio of Indebtedness (as defined in the Credit Agreement), after elimination of intercompany items, to Consolidated EBITDA (as defined in the Credit Agreement). The applicable leverage ratio is 5.50 to 1.00 for the period of the four fiscal quarters most recently ended, declining to 3.50 to 1.00 on December 31, 2019, and thereafter; and

•	the Total Commitments (as defined in the Credit Agreement) will be automatically and permanently reduced from $4,000,000,000 to $3,000,000,000.

The foregoing description of the Amendment is not intended to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is incorporated herein by reference to Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation or an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is hereby incorporated by reference in this Item 2.03.

Item 7.01	Regulation FD Disclosure.

The Company has a strong, decades-long partnership with Pratt & Whitney on both technology and the supply chain. The Company is meeting our commitments to them.

Item 8.01	Other Information

On September 16, 2016, Alcoa Upstream Corporation (“Holdings”), a wholly owned subsidiary of the Company, and Alcoa Nederland Holding B.V. (the “Borrower”), a wholly owned subsidiary of Holdings entered into a secured revolving credit agreement with a syndicate of lenders and issuers named therein, and JPMorgan Chase Bank, N.A., as administrative agent for the lenders and issuers (the “Revolving Credit Agreement”). The Revolving Credit Agreement provides for revolving loans to be made available in an aggregate principal amount of up to $1.5 billion (the “Revolving Credit Facility”), of which $750 million of the outstanding loans may be denominated in Euros. In addition, up to $750 million may be utilized for the issuance of letters of credit, with a sublimit of $400 million for any letters of credit issued for the account of Holdings or any domestic subsidiary (the “US Letters of Credit”). The proceeds of the Revolving Credit Facility are to be used for transaction costs associated with the previously announced plan to separate the Company into two standalone publicly traded companies, to provide working capital and/or for other general corporate purposes of Holdings and its subsidiaries. The Revolving Credit Facility will not be available for borrowings until the date on which certain conditions are satisfied (or waived in accordance with the terms of the Revolving Credit Agreement), including the completion of such separation in a manner consistent, in all material respects, with the description provided to the lenders under the Revolving Credit Facility. In particular, if such conditions have not been satisfied (or waived in accordance with the terms of the Revolving Credit Agreement) on or before June 30, 2017, or if prior to the satisfaction of such conditions, Holdings receives a public corporate family rating from Moody’s of B1 or lower or a public corporate credit rating of B+ or lower from S&P, the commitments under the Revolving Credit Agreement will be terminated.

The Revolving Credit Facility will mature on the earlier of (i) the date that is five years following the date on or after which the conditions for funding are first satisfied and (ii) December 31, 2021, with certain extension rights in the discretion of each lender.

Borrowings under the Revolving Credit Facility bear interest at a rate per annum equal to an applicable margin, plus, at the Borrower’s option, either (a) an adjusted LIBOR rate or (b) a base rate determined by reference to the highest of (1) the prime rate of JPMorgan Chase Bank, N.A., (2) the greater of the federal funds effective rate and the overnight bank funding rate, plus 0.5% and (3) the one month adjusted LIBOR rate plus 1% per annum. The applicable margin for LIBOR loans and base rate loans will vary based on Holdings’ leverage ratio and will range from 1.75% to 2.50% for LIBOR loans and 0.75% to 1.50% for base rate loans. In addition to paying interest on outstanding borrowings under the Revolving Credit Facility, the Borrower will be required to pay a quarterly commitment fee based on the unused portion of the Revolving Credit Facility, which will also be determined by Holdings’ leverage ratio and will range from 0.225% to 0.450%.

The Borrower will be required to pay customary letter of credit fees and agency fees. Furthermore, an upfront fee equal to 0.375% of the aggregate amount of each lender’s commitment is also payable. We agree to pay a ticking fee at a rate per annum equal to 0.125% of the total commitment, for the period from and including the date that is 90 days following the effective date of the Revolving Credit Agreement to but excluding the earlier of (i) the date on or after which the conditions for funding are first satisfied and (ii) the date the commitments are terminated in accordance with Revolving Credit Agreement, and payable on such date.

The Borrower may voluntarily prepay any amounts outstanding under the Revolving Credit Facility, without penalty or premium, other than customary “breakage” costs with respect to LIBOR loans, and may also reduce the commitment under the Revolving Credit Facility, in whole or in part, in each case, subject to certain minimum amounts and increments.

All obligations of Holdings or a domestic entity under the Revolving Credit Facility, including in respect of or in connection with US Letters of Credit, are guaranteed on a senior secured basis by the Borrower, Holdings, Aluminerie Lauralco, Sàrl and the material domestic wholly-owned subsidiaries of Holdings (collectively the “US Loan Parties”), subject to certain exceptions set forth in the Revolving Credit Agreement. All such obligations are secured by, subject to certain exceptions (including a limitation of pledges of equity interests in certain foreign subsidiaries to 65%, and certain thresholds with respect to real property), a first priority lien on substantially all assets of the US Loan Parties (other than assets owned by the Borrower and Aluminerie Lauralco, Sàrl), 100% of the equity interests of Alcoa Australian Holdings Pty Ltd. and 65% of the equity interests of both the Issuer and Aluminerie Lauralco, Sàrl.

All other obligations under the Revolving Credit Facility are guaranteed by the US Loan Parties and the material foreign wholly-owned subsidiaries of Holdings located in Australia, Brazil, Canada, Luxembourg, the Netherlands and Norway (collectively, the “Global Loan Parties”), in each case, subject to certain exceptions set forth in the Revolving Credit Agreement. All such obligations are secured by, subject to certain exceptions (including certain thresholds with respect to real property), a first priority security interest in substantially all assets of the Global Loan Parties, including equity interests of certain subsidiaries that directly holds equity interests in Alcoa World Alumina and Chemicals (AWAC) entities. However, no AWAC entity is a guarantor of any obligation under the Revolving Credit Facility and no asset of any AWAC entity, or equity interests in any AWAC entity, will be pledged to secure the obligations under the Revolving Credit Facility.

The Revolving Credit Facility contains a number of customary affirmative covenants. In addition, the Revolving Credit Facility contains a number of negative covenants (to be applicable to Holdings and its restricted subsidiaries), that, subject to certain exceptions, include limitations on (among other things): liens, fundamental changes, sales of assets, indebtedness, entering into restrictive agreements, restricted payments, investments, loans, advances, guarantees and acquisitions, transactions with affiliates, amendment of certain material documents, and a covenant prohibiting reductions in the ownership of AWAC entities held by the Global Loan Parties and certain other specified restricted subsidiaries of Holdings, below an agreed level.

The Revolving Credit Facility also includes financial covenants requiring the maintenance of a specified interest expense coverage ratio of not less than 5.00 to 1.00, and a leverage ratio for any period of four consecutive fiscal quarters that is not greater than 2.25 to 1.00.

The Revolving Credit Facility contains customary events of default, including with respect to a failure to make payments under the Revolving Credit Facility, cross-default and cross-judgment default and certain bankruptcy and insolvency events.

The foregoing description of the Revolving Credit Facility is not complete and is subject to, and qualified in its entirety by reference to, the full text of the Revolving Credit Agreement, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The representations, warranties and covenants contained in the Revolving Credit Agreement were made only for purposes of that agreement and as of specific dates and were solely for the benefit of the parties to the Revolving Credit Agreement. Information concerning the subject matter of the representations, warranties and covenants may change after the date of the Revolving Credit Agreement.

In the ordinary course of their respective businesses, the lenders and issuers under the Revolving Credit Facility, or their affiliates, have performed, and may in the future perform, commercial banking, investment banking, trust, advisory or other financial services for Holdings and its affiliates for which they have received, and will receive, customary fees and expenses.

Forward-Looking Statements

This communication contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect the Company’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding the separation. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Although the Company believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) uncertainties as to the timing of the separation and whether it will be completed; (b) the possibility that various closing conditions for the separation may not be satisfied; (c) the outcome of contingencies, including legal proceedings; (d) the impact of the separation on the businesses of the Company; (e) the risk that the businesses will not be separated successfully or such separation may be more difficult, time-consuming or costly than expected, which could result in additional demands on the Company’s resources, systems, procedures and controls, disruption of its ongoing business and diversion of management’s attention from other business concerns; and (f) the other risk factors discussed in the Company’s Form 10-K for the year ended December 31, 2015, and other reports filed by the Company with the U.S. Securities and Exchange Commission. The Company disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

The following are filed as an exhibit to this report:

Exhibit No.	Description

10.1	Amendment No. 1 to the Five-Year Revolving Credit Agreement dated as of July 25, 2014, among Alcoa Inc., the lenders and issuers named therein, Citibank, N.A., as administrative agent, and JPMorgan Chase Bank, N.A., as syndication agent.

99.1	Revolving Credit Agreement dated as of September 16, 2016, among Alcoa Upstream Corporation, as Holdings, Alcoa Nederland Holding B.V., as the Borrower, a syndicate of lenders and issuers named therein and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALCOA INC.

By:	/s/ Peter Hong
Name:	Peter Hong
Title:	Vice President and Treasurer

Date: September 19, 2016

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 1 to the Five-Year Revolving Credit Agreement dated as of July 25, 2014, among Alcoa Inc., the lenders and issuers named therein, Citibank, N.A., as administrative agent, and JPMorgan Chase Bank, N.A., as syndication agent.

99.1	Revolving Credit Agreement dated as of September 16, 2016, among Alcoa Upstream Corporation, as Holdings, Alcoa Nederland Holding B.V., as the Borrower, a syndicate of lenders and issuers named therein and JPMorgan Chase Bank, N.A., as administrative agent